Proposed February 2011

Distribution Agreement

Calvert Distributors, Inc.

Addendum to Schedule II

Fees are expressed as a percentage of average annual daily net assets and are payable monthly.

Distribution Fee

The Calvert Fund

            Calvert Government Fund

Class A

Class C

Class I

N/A	0.75%	N/A

Effective April 30, 2011

Addendum to Schedule III

Fees are expressed as a percentage of average annual daily net assets and are payable monthly.

Service Fee

The Calvert Fund

            Calvert Government Fund

Class A

Class C

Class I

0.25%	0.25%	N/A

Effective April 30, 2011

THE CALVERT FUND

By:  ________________________
Name: William M. Tartikoff
Title: Vice President and Secretary
Date:

Calvert DISTRIBUTORS, INC.

By:  ________________________
Name: Ronald M. Wolfsheimer
Title: Senior Vice President, Chief Financial and Administrative Officer
Date: